Amendment to License Agreement

This Amendment (this “Amendment”) to that certain License Agreement (the “Agreement”), dated as of June 20, 2005, by and between Smart Kids Group, Inc. (“Smart Kids”), a Florida corporation, and Smart Kids International Holdings, Inc. (“SKIH”) is made effective as of this 25th day of October, 2011 (the “Amendment Effective Date”).

WITNESSETH:

WHEREAS, there is a licensing fees of $5,000 per month under the Agreement to SKIH in exchange for Smart Kids’ use of the trademarks, domain names and copyrights, concepts and characters and rights to manufacture, distribute, sell, advertise, and profit from the products relating to the Be Alert Bert® and Full Motion FitnessTM intellectual property.

WHEREAS, the parties desire to amend the Agreement to allow Smart Kids the option of making payments to SKIH in the form of common stock in lieu of cash.

NOW, THEREFORE, in consideration of the foregoing and of the promises, agreements, representations, warranties, and covenants herein contained, and intended to continue to be bound to the Agreement, as amended by this Amendment, the Parties hereby agree as follows:

1. Capitalized terms used but not otherwise defined in this Amendment shall have the meanings ascribed to them in the Agreement.

2. Section 3 of the Agreement is hereby amended in its entirety to read as follows:

3 ROYALTY

3.1 The Licensor and the Licensee agree that in the event of the Licensee exercising its option to extend the term of this License Agreement in perpetuity at the end of the initial twenty five (25) year term granted by this License Agreement, or immediately upon the Licensor's ownership of the Licensee becoming equal to or less than (12) percent, the Licensor and the Licensee shall enter into negotiations to determine a Royalty payable by the Licensee to the Licensor, pursuant to Article 4.2 herein.

3.2 The Licensor and the Licensee agree that the Royalty payable to the Licensor in the event of the Licensee exercising its option to extend the term of the License Agreement in perpetuity shall be based upon fair market value but in no event shall exceed fifteen (15) per cent of the value of gross sales of the Licensed Products before expenses or other deductions.

3.3 In the event that the Licensor and the Licensee are unable to agree on the Royalty pursuant to Article 4.2 within 120 days of the commencement of negotiations as specified in Article 4.1, the Licensor and the Licensee agree that the matter shall be submitted for final and binding arbitration pursuant to the provisions of Article 11 herein.

3.4 The Licensor and the Licensee agree that the royalties may be paid in the form of common stock in Licensee at the option of Licensee.

3. All other terms and conditions under the Agreement not otherwise amended, modified or affected by this Amendment shall continue to be in effect and bind the parties. The Agreement or this Amendment may only be modified with prior written agreement from both parties.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed on the last date written below, effective as of the Amendment Effective Date.

Smart Kids International Holdings, Inc. /s/ Richard Shergold By: Richard Shergold Title: President Date: October 25, 2011	Smart Kids Group, Inc. /s/ Lisa Yakiwchuk By: Lisa Yakiwchuk Title: Secretary Date: October 25, 2011

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